Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 4 to Registration Statement No. 333-127405 of CB Richard Ellis Realty Trust on Form S-11 of our report dated March 30, 2007 relating to the consolidated financial statements and schedule of CB Richard Ellis Realty Trust, and our report dated March 10, 2006 relating to the combined statement of revenues and certain expenses of Texas Portfolio (which report expresses an unqualified opinion and includes an explanatory paragraph related to the purpose of the statement), appearing in the Prospectus, which is re-field herewith as part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

January 17, 2008